Exhibit 8.1

Attorneys at Law

The Chrysler Building

405 Lexington Avenue

New York, New York 10174-0700

212.704.6000 telephone

troutmansanders.com

April 16, 2013

Dynex Capital, Inc.

4991 Lake Brook Drive

Suite 100

Glen Allen, Virginia 23060

Ladies and Gentlemen:

We have acted as counsel to Dynex Capital, Inc., a Virginia corporation (“Dynex”), in connection with the preparation of a preliminary prospectus supplement (the “Preliminary Prospectus Supplement”), final prospectus supplement and prospectus (the final prospectus supplement and the prospectus together, the “Prospectus”) included in a registration statement on Form S-3, file number 333-173551 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”). The Prospectus relates to the issuance and sale by Dynex from time to time of up to 2,300,000 shares of 7.625% Series B Cumulative Redeemable Preferred Stock, liquidation preference, $25.00 per share.

You have requested our opinion regarding Dynex’s qualification as a real estate investment trust (“REIT”) pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for its 2011 and 2012 taxable years. In addition, you have requested our opinion with respect to whether Dynex’s organization and contemplated method of operations are such as to enable it to continue to qualify as a REIT for its 2013 taxable year and subsequent taxable years.

Dynex has a number of wholly-owned subsidiaries (“qualified REIT subsidiaries”), the income, liabilities, and assets of which are consolidated with those of Dynex for U.S. federal income tax purposes. This letter refers to Dynex, together with such subsidiaries, as “Consolidated Dynex.” In connection with the opinions rendered below, we have examined such records, certificates, documents and other materials as we considered necessary or appropriate as a basis for such opinion, including, without limitation, the following:

1.	The Restated Articles of Incorporation of Dynex, as amended by the Articles of Amendment thereto, with respect to which the Virginia State Corporation Commission issued a certificate of amendment dated July 30, 2012, and as further amended by the Articles of Amendment thereto, with respect to which the Virginia State Corporation Commission issued a certificate of amendment dated April 15, 2013;

ATLANTA     BEIJING CHICAGO     HONG KONG     NEW YORK     NORFOLK     ORANGE COUNTY     PORTLAND

RALEIGH     RICHMOND     SAN DIEGO     SHANGHAI     TYSONS CORNER     VIRGINIA BEACH     WASHINGTON, DC

Dynex Capital, Inc.

April 16, 2013

2.	The bylaws of Dynex as amended and restated on August 1, 2012;

3.	Consolidated Dynex’s federal income tax return for its taxable year 2011;

4.	The 2012 Form 10-K of Consolidated Dynex;

5.	The Registration Statement, the Preliminary Prospectus Supplement and the Prospectus; and

6.	The representation letter dated the date hereof delivered to us by an officer of Dynex as to relevant factual matters and covenants as to future operations dated as of the date hereof (the “Representation Letter”).

In connection with the opinions rendered below, we have assumed that each of the documents referred to above has been duly authorized, executed, and delivered, is authentic, if an original, or accurate, if a copy, and has not been amended, and is accurate, correct and complete in all material respects. We have further assumed that during Consolidated Dynex’s 2013 taxable year and subsequent taxable years, it will continue to conduct its affairs in a manner that will make the representations set forth in the Representation Letter true for such years; and that neither Dynex nor any subsidiary of Dynex will make any amendments to its organizational documents after the date of this opinion that would affect Consolidated Dynex’s qualification as a REIT for any taxable year.

Further, the opinion is based on the assumption that (i) Consolidated Dynex met certain asset, income and distribution requirements applicable to REITs, (ii) if Consolidated Dynex were ultimately found not to have met the REIT distribution requirements for any taxable year, such failure was due to reasonable cause and not due to willful neglect, (iii) each of Dynex and its subsidiaries has been and will continue to operate in accordance with the laws of the jurisdiction in which it was formed, and in the manner described in the relevant partnership agreement, LLC operating agreement or other organizational documents, (iv) there will be no changes in the applicable law of Virginia or of any other jurisdiction under the laws of which any of the entities comprising Dynex and its subsidiaries have been formed, and (v) each of the written agreements to which Dynex or its subsidiaries is a party has been and will be implemented, construed and enforced in accordance with its terms, without regard to any parole evidence. In addition, for the purposes of rendering this opinion, we have not made an independent investigation or reached independent conclusions as to the assumptions that we have made or of the facts set forth in any of the aforementioned documents, including, without limitation, the Registration Statement, the Preliminary Prospectus Supplement, the Prospectus and the Representation Letter.

Dynex Capital, Inc.

April 16, 2013

Based solely on the documents, assumptions, and representations set forth above, and without further investigation, we are of the opinion that Consolidated Dynex qualified as a REIT in its 2011 and 2012 taxable years and that its organization and contemplated method of operation are such that it will continue to so qualify for its 2013 taxable year and subsequent taxable years. Except as described herein we have performed no further due diligence and have made no efforts to verify the accuracy or genuineness of the documents, assumptions, and representations set forth above.

The ability of Consolidated Dynex to qualify as a REIT for subsequent taxable years will depend on future events, some of which are not within the control of Consolidated Dynex. Additionally, it is not possible to predict whether the statements, representations, warranties, or assumptions on which we have relied to issue this opinion will continue to be accurate in the future. We will not review Consolidated Dynex’s compliance with the documents or assumptions, or the representations set forth above. Accordingly, no assurance can be given that the actual results of Consolidated Dynex’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

INTERNAL REVENUE SERVICE CIRCULAR 230 NOTICE: IN ACCORDANCE WITH CIRCULAR 230 AND AS YOU AND WE HAVE AGREED, OUR ADVICE HEREIN IS LIMITED TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED HEREIN. ADDITIONAL ISSUES THAT ARE NOT DISCUSSED IN THIS OPINION COULD AFFECT THE U.S. FEDERAL INCOME TAX TREATMENT OF DYNEX OR THE MATTER THAT IS THE SUBJECT OF THIS OPINION. TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT REGULATIONS, WE ADVISE YOU THAT, UNLESS OTHERWISE EXPRESSLY INDICATED, ANY FEDERAL TAX ADVICE CONTAINED IN THIS OPINION WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAX RELATED PENALTIES UNDER THE CODE.

The foregoing opinion is based on the Code and Treasury Regulations promulgated thereunder, each as amended from time to time and as in existence as of the date hereof, and on existing administrative and judicial interpretations thereof. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinion herein. Additionally, our opinion is not binding on the Internal Revenue Service or any court, and there can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

Dynex Capital, Inc.

April 16, 2013

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We consent to the references to this firm in the Prospectus filed with the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement in which the Prospectus is included. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Troutman Sanders LLP